UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL		60606
233 S. Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2016, United Continental Holdings, Inc. (the “Company”) announced that Andrew C. Levy was appointed Executive Vice President and Chief Financial Officer of the Company to be effective on Monday, August 22, 2016. Upon such effective date, Gerald Laderman, the Company’s acting Chief Financial Officer, will return to his position as the Company’s Senior Vice President – Finance, Procurement and Treasurer.

Mr. Levy, age 47, has served since January 2015 as the Chief Executive Officer and Managing Partner of AML Ventures, LLC, an investment and advisory firm specializing in the airline industry. Previously, Mr. Levy held leadership roles at Allegiant Travel Company (“Allegiant”) for thirteen years, including as Chief Operating Officer and a Director from September 2013 to October 2014; President from September 2009 to October 2014; Chief Financial Officer from October 2007 to May 2010; and Managing Director, Planning & Treasurer from April 2001 to October 2010. Prior to joining Allegiant, Mr. Levy worked at Mpower Communications, Inc., Savoy Capital, and ValuJet Airlines, Inc. He holds a law degree from Emory University and a bachelor’s degree from Washington University in St. Louis.

There are no arrangements or understandings between Mr. Levy and any other person pursuant to which he was appointed as an officer of the Company. Mr. Levy does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Levy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the terms of Mr. Levy’s compensation, to be effective upon his commencement of employment with the Company. Under such terms, the Company will provide Mr. Levy an annual base salary of $675,000, a 2016 annual target incentive compensation equal to 100% of his pro-rated 2016 base salary, and a 2016 long-term incentive opportunity equal to 335% of his pro-rated 2016 base salary. In addition, upon his employment effective date, Mr. Levy will receive a sign-on award of 86,000 stock options. The stock options will vest over a three year period on each anniversary of the grant date and will have a seven year term. The 2016 long-term incentive awards consist of (i) restricted shares, (ii) performance-based RSUs (with a return on invested capital metric), and (iii) performance-based RSUs (with a relative pre-tax margin metric).

Mr. Levy will be an eligible participant in the United Continental Holdings, Inc. Executive Severance Plan (the “Plan”). The Plan provides Mr. Levy certain payments and benefits upon termination of employment. In the event he is terminated by the Company without “cause” or he terminates for “good reason” (as defined in the Plan), Mr. Levy will receive a cash severance payment equal to two times the sum of his annual base salary and target annual incentive compensation opportunity as in effect immediately prior to termination and continued coverage pursuant to the Company’s or an affiliate’s welfare benefit plans for 24 months following termination. The Plan provides that all termination payments and obligations of the Company or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the Company or its affiliates. Under the terms of the Company’s restricted share agreements, Mr. Levy will be subject to post-termination restrictive covenants during a limited time period relating to solicitation or hiring of any employee of the Company or its affiliates and certain non-competition obligations (except upon involuntary or good reason termination). In addition, he will be bound by obligations of confidentiality and non-disparagement for an indefinite duration with respect to the Company and its affiliates.

In connection with his return to the position of Senior Vice President – Finance, Procurement and Treasurer, the Compensation Committee approved a retention award for Mr. Laderman. The retention award consists of a $500,000 cash payment and an award of 45,000 restricted stock units that will vest over a three year period and will settled in cash based on the 20 day average closing price of the Company’s common stock prior to the vest date. The cash portion of the retention award will be subject to a clawback provision under which Mr. Laderman will be required to pay back 50% of the cash portion of the retention award if he leaves the Company within two years following the payment date. The retention award was approved effective August 16, 2016. The $40,000 monthly stipend previously approved for Mr. Laderman for his service as acting Chief Financial Officer will terminate beginning as of the first calendar month following Mr. Levy’s effective date.

On August 18, 2016, the Company also announced that James Compton, Vice Chairman and Chief Revenue Officer, will retire from the Company, effective December 31, 2016. In connection with his departure, Mr. Compton will receive the benefits under the Plan that are provided upon an involuntary termination without “cause” and his outstanding long-term incentive awards will receive the treatment applicable to retirement eligibility, as provided for pursuant to the terms of the award agreements. The benefits payable under the Plan were previously described in the Company’s 2016 Proxy Statement under the heading “Executive Compensation – Potential Payments Upon Termination or Change in Control.” The terms of Mr. Compton’s departure were reviewed with and approved by the Compensation Committee on August 16, 2016. Mr. Compton will continue to serve as Vice Chairman of the Company through December 31, 2016 and will remain eligible to receive a payout under the 2016 annual incentive plan, based on actual performance during 2016.

Item 9.01. Financial Statements and Exhibits.

(a) - (c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on August 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC. UNITED AIRLINES, INC.

	By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Deputy General Counsel and Secretary

Date: August 18, 2016

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on August 18, 2016.